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                                                                     Exhibit 5.1

                     [Letterhead of Howard J. Kerker, P.C.]

                                                January 23, 1997

Odyssey Pictures Corporation
1875 Century Park East
Los Angeles, CA 90067

Gentlemen:

      We have acted as counsel for Odyssey Pictures Corporation, a Nevada corporation (the "Company"), in connection with the proposed sale by selling stockholders of 1,625,000 shares of Common Stock of the Company, par value $.01 per share (the "Shares"), and 2,000,000 underlying shares of Common Stock of the Company (the "Warrant Shares") with respect to 1,000,000 Class A Common Stock purchase warrants of the Company and 1,000,000 Class B Common Stock purchase warrants of the Company (collectively, the "Warrants"). Both the Shares and the Warrants are to be issued by the Company upon the effectiveness of a Registration Statement on Form S-1 covering the Shares and the Warrant Shares of the Company (the "Registration Statement").

      As counsel to the Company, we have examined the minute books of the Company together with copies of its Articles of Incorporation, as amended, and By-Laws. We have also examined the proposed Registration Statement to be filed with the Securities and Exchange Commission, and the exhibits thereto. Based on the foregoing, and our examination of such other documents as we have deemed pertinent, we are of the opinion that:

      1. The Company is a corporation duly organized, validly existing and in good standing under and by virtue of the laws of the State of Nevada.

      2. The authorized capital stock of the Company includes 40,000,000 shares of Common Stock, par value $.01 per share, and there is presently outstanding 2,769,846 fully paid and non-assessable shares of Common Stock. The Shares to be issued upon the effectiveness of the Registration Statement have been duly authorized and fully reserved for, and upon payment therefor by the selling stockholders, or the delivery of such other consideration as shall be required in connection therewith, such Shares will be duly and validly issued, fully paid and non-assessable.


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      3. The Warrants to purchase 2,000,000 shares of Common Stock of the
Company have been duly authorized by the Company, and upon issuance of such Warrants upon the effectiveness of the Registration Statement and the delivery of the required consideration in connection therewith by the Equity Investors (as defined in the Registration Statement), such Warrants will constitute legally valid and binding obligations of the Company enforceable in accordance with their terms. The Warrant Shares underlying the Warrants have been duly authorized and fully reserved for and upon exercise of the Warrants and payment by the holders of the Warrants of the consideration required in connection therewith, the Warrant Shares to be issued by the Company upon the exercise of the Warrants will be duly and validly issued, fully paid and non-assessable.

      4. We hereby consent to being named in the Prospectus forming Part I of the Registration Statement under the captions "Legal Matters" and "Interest of Named Experts and Counsel", and consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours
                                          Howard J. Kerker, P.C.


                                          /s/
                                      By: _______________________________
                                          Howard J. Kerker